Exhibit 4.1

Executed Version

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 30, 2015

to

INDENTURE

Dated as of December 20, 2012 among

TOPS HOLDING LLC,

TOPS MARKETS, LLC and

TOPS MARKETS II CORPORATION,

and the Guarantors from time to time, as Guarantors, and

U.S. BANK NATIONAL ASSOCIATION, as Trustee and

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent and

ERIE LOGISTICS LLC

8.875% SENIOR SECURED NOTES DUE 2017

This FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April [30], 2015, by and among Erie Logistics LLC, a Delaware limited liability company (“Erie Logistics”), a subsidiary of Tops Holding LLC, a Delaware limited liability company (the “Tops Holding”), Tops Markets, LLC, a New York limited liability company (“Tops Markets”) and Tops Markets II Corporation, a Delaware corporation (“Tops Markets II” and together with Tops Holding and Tops Markets, the “Issuers”), Tops PT, LLC, a New York limited liability company (“Tops PT”), Tops Gift Card Company, LLC, a Virginia limited liability company (“Tops Gift”), Tops Holding II Corporation, a Delaware corporation (“Tops Holding II” and together with Tops PT and Tops Gift, the “Guarantors”), U.S. Bank National Association, a national banking association organized and existing under the bank of the United States of America, as trustee (the “Trustee”) and U.S. Bank National Association, a national banking association organized and existing under the bank of the United States of America, as Collateral Agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered to the Trustee an indenture, dated as of December 20, 2012, a First Supplemental Indenture thereto, dated as of May 15, 2013, a Second Supplemental Indenture thereto, dated as of August 20, 2013, a Third Supplemental Indenture thereto, dated as of November 20, 2013 and a Fourth Supplemental Indenture thereto, dated as of November 20, 2013 (as amended and supplemented from time to time, the “Indenture”), providing for the issuance of the Issuers’ 8.875% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, each of the Issuers desires that Erie Logistics become a guarantor of the Notes;

WHEREAS, the Indenture provides that under certain conditions Erie Logistics shall execute and deliver to the Trustee a supplemental indenture pursuant to which Erie Logistics shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

WHEREAS, the Issuers, the Guarantors and Erie Logistics have requested that the Trustee and the Collateral Agent execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to be Bound. Erie Logistics hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) Guarantee. Erie Logistics agrees, on a joint and several basis with all the existing Guarantors, to Guarantee to each Holder of the Notes and the Trustee the Indenture Obligations pursuant to Article 13 of the Indenture.

(4) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of Erie Logistics shall have any liability for any obligations of the Issuers or the Guarantors (including Erie Logistics) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Erie Logistics.

(9) Benefits Acknowledged. Erie Logistics’ Guarantee is subject to the terms and conditions set forth in the Indenture. Erie Logistics acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of Erie Logistics in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ERIE LOGISTICS LLC, as Guarantor

By:	/s/Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

TOPS HOLDING LLC, as Issuer

By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

TOPS MARKETS, LLC, as Issuer

By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

TOPS MARKETS II CORPORATION, as Issuer

By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

TOPS GIFT CARD COMPANY, LLC, as Guarantor

By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

TOPS PT, LLC, as Guarantor

By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

[Signature Page to the Fifth Supplemental Indenture]

TOPS HOLDING II CORPORATION, as Guarantor

By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President & CEO

[Signature Page to the Fifth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Beverly A. Freeney
	Name:	Beverly A. Freeney
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Beverly A. Freeney
	Name:	Beverly A. Freeney
	Title:	Vice President

[Signature Page to the Fifth Supplemental Indenture]